EXHIBIT 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS: Patti L. Bell Director of Investor Relations & Administration (919) 510-8003 pbell@winstonhotels.com	Contact:	Jerry Daly or Carol McCune (Media) (703) 435-6293 (jerry@dalygray.com, carol@dalygray.com)

For Immediate Release

Winston Hotels Finalizes Credit Facility with Marathon Structured Finance Fund

Funding Adds Capacity to Company’s Hotel Lending Program

     RALEIGH, N.C., October 11, 2004—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced that its wholly owned subsidiary, Winston Finance Partners LLC (Winston Finance), has entered into a credit facility with Marathon Structured Finance Fund, LP (Marathon). The three-year facility will allow Winston Finance to borrow up to $50 million to provide hotel loans to the lodging industry in an expansion of the company’s hotel lending program.

     “Our lending program has been successful and our pipeline remains full,” said Joe Green, president and chief financial officer. “We are very excited to have this facility in place, as it gives us the financing and flexibility to continue to grow our lending program. Marathon has been a pleasure to work with,” Green added. “Although these are complex transactions, we continue to view our lending program as an excellent growth vehicle for the company.”

     “As the hotel industry continues to rebound, the demand for acquisition and development funding is accelerating,” said David Arzi, Marathon’s Managing Director. “Mezzanine lending continues to be a viable source of capital, and we regard Winston as a leader in this specialized area. They have a proven record of success, and we are pleased to provide them with the necessary funding to continue growing this business.”

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 51 hotels with an aggregate of 7,185 rooms in 15 states, which includes: 44 wholly owned properties with an aggregate of 6,262 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; a 48.8 percent ownership interest in one joint venture hotel with 147 rooms; and a 13.05 percent ownership interest in five joint-venture hotels with 658 rooms. For more information about Winston Hotels, visit the Winston Hotels Web site at www.winstonhotels.com.

     In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development and redevelopment risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, lender consent rights in making mezzanine loans, the risk of non-payment of mezzanine loans, or the failure to make additional mezzanine debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Reports on Form 10-Q and its other periodic reports.